EXHIBIT 10.31


                           PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG

                             ENRON PIPELINE COMPANY

                                    AS SELLER


                                       and


                           BLACK MARLIN ENERGY COMPANY

                                    AS BUYER


                                       and


                           BLUE DOLPHIN ENERGY COMPANY

                                    AS PARENT



                               September 28, 1998
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                                TABLE OF CONTENTS


RECITALS...............................................................1


ARTICLE 1   DEFINITIONS................................................1

  1.1 DEFINED TERMS....................................................1

ARTICLE 2   PURCHASE AND SALE..........................................5

  2.1 THE TRANSACTION..................................................5
  2.2 PURCHASE PRICE...................................................5
  2.3 CLOSING..........................................................6
  2.4 DELIVERIES AT CLOSING............................................6
  2.5 REVENUES AND EXPENSES............................................6

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER...................7

  3.1 ORGANIZATION.....................................................7
  3.2 QUALIFICATION....................................................7
  3.3 CAPITALIZATION, SUBSIDIARIES.....................................7
  3.4 AUTHORIZATIONS AND APPROVALS.....................................7
  3.5 ABSENCE OF CONFLICTS.............................................8
  3.6 CONTRACTS AND COMMITMENTS........................................8
  3.7 ABSENCE OF CHANGES...............................................8
  3.8 LITIGATION.......................................................9
  3.9 COMPLIANCE WITH LAW..............................................9
  3.10  PERMITS........................................................9
  3.11  TITLE TO THE SHARES AND ASSETS.................................9
  3.12  BROKERS' FEES..................................................9
  3.13  ENVIRONMENTAL MATTERS..........................................9
  3.14  PUBLIC UTILITY HOLDING COMPANY ACT............................10
  3.15  CONDITION OF ASSETS...........................................10
  3.16  ABSENCE OF LIABILITIES........................................10
  3.17  CONFORMITY OF COPIES..........................................11
  3.18  EMPLOYEES.....................................................11
  3.19  REPORTS.......................................................11
  3.20  THROUGHPUT AND COSTS..........................................11

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER...................11

  4.1 CORPORATE ORGANIZATION..........................................11
  4.2 QUALIFICATION...................................................11
  4.3 AUTHORIZATIONS;  APPROVALS......................................11
  4.4 ABSENCE OF CONFLICTS............................................12
  4.5 BROKERS' FEES...................................................12
  4.6 FINANCING.......................................................12
  4.7 LITIGATION......................................................12

ARTICLE 5   COVENANTS OF SELLER AND BUYER.............................12

  5.1 ACCESS..........................................................12
  5.2 CONDUCT OF BUSINESS PENDING THE CLOSING.........................13
  5.3 CONSENTS........................................................14
  5.4 COMMERCIALLY REASONABLE EFFORTS.................................14
  5.5 USE OF NAME.....................................................14
  5.6 DELIVERY AND RETENTION OF RECORDS...............................14
  5.7 COMMERCIAL EFFORTS..............................................14

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  5.8 AMENDMENTS OF SCHEDULES AND REMEDY..............................15
  5.9 FERC MATTERS....................................................15
  5.10  RELOCATION OF PIPELINE........................................15
  5.11  PIPELINE COVER................................................17
  5.12  DISPOSITION OF SECTION 311 PIPELINE...........................17
  5.13  PURCHASE OPTION...............................................17
  5.14  TRANSFER TAXES................................................17
  5.15  PERIODIC MEETINGS.............................................18
  5.16  CASUALTY LOSS AND CONDEMNATION................................18
  5.17  DISTRIBUTION BY BLACK MARLIN..................................18

ARTICLE 6   INDEPENDENT INVESTIGATION AND DISCLAIMER..................18

  6.1 INDEPENDENT INVESTIGATION AND DISCLAIMER........................18

ARTICLE 7   CONDITIONS TO CLOSING.....................................19

  7.1 CONDITIONS PRECEDENT TO OBLIGATION OF EACH PARTY................19
  7.2 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.........19
  7.3 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER........20

ARTICLE 8   INDEMNIFICATION AND ASSUMPTION............................20

  8.1 BY SELLER.......................................................20
  8.2 BY BUYER........................................................21
  8.3 EXPRESS NEGLIGENCE RULE.........................................21
  8.4 EXCEPTIONS TO INDEMNITIES.......................................22
  8.5 NOTICE OF CLAIM.................................................22
  8.6 THIRD-PARTY CLAIMS..............................................23
  8.7 SUBROGATION.....................................................24
  8.8 EXCLUSIVE REMEDIES; SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  LIMITATION OF CERTAIN LIABILITIES...................................24
  8.9 WAIVER OF TEXAS DTPA............................................25

ARTICLE 9   TERMINATION...............................................25

  9.1 TERMINATION.....................................................25
  9.2 EFFECT OF TERMINATION...........................................26

ARTICLE 10   TAX MATTERS..............................................26

  10.1  SECTION 338(H)(10) ELECTIONS..................................26
  10.2  PREPARATION OF TAX RETURNS; RESPONSIBILITY FOR TAXES..........27
  10.3  ACCESS TO INFORMATION.........................................28
  10.4  TAX SHARING AGREEMENTS........................................28
  10.5  NON-FOREIGN PERSON AFFIDAVIT..................................29
  10.6  ASSISTANCE AND COOPERATION....................................29

ARTICLE 11   MISCELLANEOUS............................................29

  11.1  EXPENSES......................................................29
  11.2  WAIVER AND AMENDMENT..........................................29
  11.3  PUBLIC STATEMENT..............................................29
  11.4  ASSIGNMENT....................................................29
  11.5  NOTICES.......................................................30
  11.6  GOVERNING LAW.................................................31
  11.7  FURTHER ASSURANCES............................................31
  11.8  SEVERABILITY..................................................31
  11.9  COUNTERPARTS..................................................31
  11.10 HEADINGS......................................................31

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  11.11 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES................31

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of this 28th day of September, 1998 by and among ENRON PIPELINE COMPANY, a Delaware corporation ("Seller"), and BLACK MARLIN ENERGY COMPANY, a Delaware corporation ("Buyer"), and BLUE DOLPHIN ENERGY COMPANY, a Delaware corporation ("Parent"). Seller, on the one hand, and Buyer and Parent, on the other hand, are referred to collectively herein as the "Parties" and individually as a "Party."


                                    RECITALS

      WHEREAS, Seller owns 100% of the outstanding capital stock of Black Marlin Pipeline Company, a Texas corporation ("Black Marlin");

      WHEREAS, Black Marlin owns certain natural gas transmission assets located in the Gulf of Mexico offshore Texas and onshore in Galveston County, Texas and related onshore separation storage and dehydration facilities more particularly described on Exhibit A attached hereto;

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the outstanding capital stock of Black Marlin pursuant to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained the Parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

      1.1 DEFINED TERMS. Capitalized terms not otherwise defined herein or in the recitals to this Agreement used in this Agreement shall have the meanings ascribed to them in this Section 1.1.

      "ADJUSTED PURCHASE PRICE" shall have the meaning given such term in
Section 2.2.

      "AFFILIATE" shall mean with respect to any Person, any Person which directly or indirectly, controls, is controlled by, or is under a common control with such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

      "ASSETS" shall mean the assets and properties described in Exhibit "A" hereto, and for purposes of Article 3, the term Assets shall also include the High Island Lateral.

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      "BOLIVAR SPOIL SITE ENCROACHMENT" shall mean the planned construction by the Army Corps of Engineers of a spoil disposal site and levee system over and in close proximity to the Pipeline in Galveston Bay.

      "BUYER INDEMNIFIED LIABILITIES" shall have the meaning given such term in
Section 8.1.

      "BUYER MATERIAL ADVERSE EFFECT" shall mean any material and adverse effect on the assets, liabilities, financial condition, business, operations, affairs or circumstances of Buyer.

      "BUYER PARTIES" shall have the meaning given such term in Section 8.1.

      "CLAIM" shall mean all demands, claims, actions, investigations, causes of action, proceedings and arbitrations, whether or not ultimately determined to be valid.

      "CLAIM NOTICE" shall have the meaning given such term in Section 8.5(b).

      "CLOSING" shall have the meaning given such term in Section 2.3.

      "CLOSING DATE" shall have the meaning given such term in Section 2.3.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "CONFIDENTIALITY  AGREEMENT"  shall have the  meaning  given such term in
Section 5.1.

      "CUSTOMARY POST-CLOSING CONSENTS" shall mean consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of assets similar to the Assets.

      "DECERTIFICATION" means the receipt by Buyer of written confirmation from the FERC that the Assets and the High Island Lateral, if applicable, are no longer subject to rate or tariff regulation under the NGA by the FERC.

      "DISCLOSURE SCHEDULE" shall have the meaning given such term in the first sentence of Article 3.

      "EFFECTIVE TIME" shall  be 12:00 a.m. on the Closing Date.

      "ELECTION PERIOD" shall have the meaning given such term in Section
8.6(a).

      "ENCUMBRANCE" shall mean any lien, pledge, condemnation proceeding, claim, restriction, security interest, mortgage or similar encumbrance.

      "ENVIRONMENTAL LAWS" shall mean any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended, The Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended and the Hazardous Liquid Pipeline Safety Act of 1979, as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "FERC" shall mean Federal Energy Regulatory Commission.

      "GOVERNMENTAL AUTHORITY" shall mean the United States and any state, county, city or other political subdivision, agency, court or instrumentality, including the U. S. Army Corps of Engineers and the Port of Houston Authority.

      "HIGH ISLAND LATERAL" shall mean the 6.9 mile, 8 inch O.D. lateral line originating in High Island Block 199, which is connected to the Pipeline at High Island Block 171, for which permission and approval for the abandonment by sale to Black Marlin is pending FERC approval in Northern Natural Gas Company's Docket No. CP98-714-000 filed on August 7, 1998.

      "INCOME TAXES" shall mean federal income taxes as provided in IRC ss.11, alternative minimum tax as provided in IRC ss.55, and any state taxes measured by net income, and any interest and penalties thereon, including, without limitation, the earned surplus tax component of the Texas Franchise Tax.

      "INDEMNIFIED PARTY" shall have the meaning given such term in Section 8.5(a).

      "INDEMNIFYING PARTY" shall have the meaning given such term in Section 8.5(a).

      "IRC" shall mean the Internal Revenue Code of 1986, as amended.

      "LAWS" shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

      "LOSS" shall mean all debts, liabilities, obligations, losses, damages, costs and expenses (including, without limitation, interest including prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable attorneys' fees and expenses, judgments, settlements and assessments.

      "NGA" shall mean the Natural Gas Act of 1938, as amended.

      "PARTIES" shall have the meaning given in the introductory paragraph of this Agreement.

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      "PERMITS" shall have the meaning given such term in Section 3.10.

      "PERMITTED ENCUMBRANCE" shall mean any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any of the Assets in any manner including all applicable Laws; (iii) the terms and conditions of all leases, servitudes, contracts for sale, purchase, exchange, refining or processing of hydrocarbons, operating agreements, construction agreements, construction and operation agreements, partnership agreements, processing agreements, conditioning agreements, treating agreements, plant agreements, pipeline, gathering, exchange and transportation agreements, disposal agreements, permits, licenses and other agreements set forth in Exhibit A and the Disclosure Schedule; (iv) Customary Post-Closing Consents; (v) any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing (A) waivers or consents have been obtained from the appropriate person; (B) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (C) arrangements reasonably satisfactory to Buyer have been made by the Parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (vi) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, conditions, covenants or other restrictions, so long as individually or in the aggregate they are not such as are reasonably likely to have a material adverse effect on the use, ownership or operation of the Assets, taken as a whole; (vii) materialmen's, mechanics', repairmen's, and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; and (viii) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that individually or in the aggregate are not such as are reasonably likely to have a material adverse effect on the use, ownership or operation of the Assets, taken as a whole.

      "PERSON" shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or government.

      "PIPELINE" shall have the meaning given such term in Exhibit "A."

      "PIPELINE LOWERING" shall have the meaning given such term in Section
5.10.

      "PIPELINE COVERING" shall have the meaning given such term in Section
5.11.

      "PURCHASE PRICE" shall have the meaning given such term in Section 2.2.

      "RECORDS" shall have the meaning given such term in Section 5.6.

      "SELLER MATERIAL ADVERSE EFFECT" shall mean any material and adverse effect on the use, ownership or operation of the Assets and the High Island Lateral, taken as a whole, or

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
the financial condition of Black Marlin, other than conditions affecting the industry as a whole and other than the transactions contemplated by this Agreement, including the transfer of the Section 311 Pipeline.

      "SELLER PARTIES" shall have the meaning given such term in Section 8.2.

      "SERVICE AGREEMENT" shall have the meaning given such term in Section 5.6.

      "SHARES" shall have the meaning given such term in Section 2.1.

      "TAX" or "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, and other obligations of the same or of a similar nature.

      "TAX RETURNS" shall mean all returns and reports of or with respect to any Tax which are required to be filed with respect to Black Marlin.

      "THIRD-PARTY CLAIM" shall mean a Claim asserted against an Indemnified Party by a Person that is not a party to this Agreement or an Affiliate of a party to this Agreement that could give rise to a right of indemnification under this Agreement.


                                    ARTICLE 2

                                PURCHASE AND SALE

      2.1 THE TRANSACTION. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Seller all of the outstanding capital stock of Black Marlin (the "Shares") for the Purchase Price, as adjusted in the manner described in Section 2.2. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell to Buyer the Shares for the Purchase Price, as adjusted in the manner described in
Section 2.2.

      2.2 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, Buyer agrees to pay to Seller at the Closing $7,000,000 (the "Purchase Price"), as adjusted in the manner described in this Section 2.2. The Purchase Price shall be (i) increased by all capital expenditures incurred by Seller or Black Marlin that relate to the Assets (other than capital expenditures incurred pursuant to Section 5.10 and Section 5.11 below) from and after 12:00 a.m., Houston, Texas time on the date of this Agreement and that are incurred prior to Closing without creating any indebtedness or obligation on the part of Black Marlin (other than borrowings from Seller, which are repaid at or prior to Closing); provided that

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
any such individual non-emergency capital expenditure in excess of $25,000 must have received the written approval of Buyer, which approval shall not be unreasonably withheld, in order for such capital expenditure to be included in such adjustment, and (ii) decreased by $5,567 for each complete calendar day that the Closing Date is subsequent to May 1, 1998. The Purchase Price as adjusted pursuant to this Section is herein after referred to as the "Adjusted Purchase Price." The Adjusted Purchase Price shall be payable by Buyer by wire transfer or delivery of other immediately available funds to the account of Seller, Account No. 4066-8275, at CitiBank, N.A., ABA Routing No. 021 000089 (or to such other bank and account designated in writing by Seller to Buyer).

      2.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller, 1400 Smith Street, Houston, Texas 77002 commencing at 10:00 a.m., local time, on the last business day of the month in which all conditions set forth in Article 7 have been satisfied or waived by the appropriate party, or such other date as the Parties shall agree in writing, and shall be effective as of the Effective Time (the "Closing Date").

      2.4 DELIVERIES AT CLOSING. At the Closing (i) Seller will deliver to Buyer the agreements referred to in Section 7.2(b); (ii) Seller will deliver to Buyer or its assigns a stock certificate(s) representing all of the Shares endorsed in blank or accompanied by duly executed assignment documents; and (iii) Buyer will deliver to Seller the Adjusted Purchase Price.

      2.5 REVENUES AND EXPENSES. (a) Seller shall be (i) subject to the first sentence of Section 2.5(b), entitled to all revenues (and related accounts receivable) attributable to Black Marlin and (ii) subject to Section 2.2(i), responsible for the payment of all expenses (and related accounts payable), including the payment of ad valorem taxes, attributable to Black Marlin, in each case to the extent the foregoing relate to the period of time prior to the Effective Time. Buyer shall be (i) entitled to all revenues (and related accounts receivable) attributable to Black Marlin, and (ii) subject to Article 8 hereof, responsible for the payment of all expenses (and related accounts payable), including the payment of ad valorem taxes, attributable to Black Marlin, in each case to the extent the foregoing relate to the period of time occurring on and after the Closing Date.

      (b) Within 45 days after Closing, Seller shall provide a written notice to Buyer of all uncollected revenues (and related accounts receivable) attributable to Black Marlin for the period prior to the Effective Time. To the extent that Buyer receives any funds identified in such notice, Buyer shall promptly deliver such funds to Seller. Buyer shall have no obligation to deliver any funds to Seller not identified in such notice. To the extent that Seller receives any funds to which Buyer is entitled pursuant to Section 2.5(a), Seller shall promptly deliver such funds to Buyer. If either Party pays any expense (or related account payable) that is properly borne by the other Party pursuant to
Section 2.5(a), the Party responsible for such expense (or related account payable) pursuant to Section 2.5(a) shall promptly reimburse the Party who made such payment. The obligations of Buyer and Seller hereunder shall be performed without any right of setoff.


                                    ARTICLE 3

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                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer as follows, subject to the matters set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule"):

      3.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Black Marlin is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

      3.2 QUALIFICATION. Black Marlin is duly qualified to do business as a foreign corporation and is in good standing in Oklahoma, and is not required to be qualified to do business as a foreign corporation in any other state or jurisdiction.

      3.3 CAPITALIZATION, SUBSIDIARIES. The Disclosure Schedule sets forth for Black Marlin, the number of authorized shares of its capital stock, the number of issued and outstanding shares of its capital stock and the owner thereof. The issued and outstanding capital stock of Black Marlin has been duly authorized, validly issued, fully paid and is nonassessable. There are no preemptive rights with respect to the issuance of the shares of capital stock of Black Marlin. There are no outstanding options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require Black Marlin to issue, sell or otherwise cause to become outstanding any of such entity's capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock, or restrictions upon the transfer of the capital stock, of Black Marlin except as set forth on the Disclosure Schedule. Black Marlin has no Subsidiaries. For purposes hereof, the term "Subsidiary" means, with respect to any Person, any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by such Person.

      3.4 AUTHORIZATIONS AND APPROVALS. The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity. Except as disclosed in the Disclosure Schedule, Seller does not need to give any notice to, make any filing or register with, or obtain any consent, approval, authorization, waiver, permit, certificate or order of any Governmental Authority to consummate the transactions contemplated by this Agreement, except for those the absence of which are not reasonably likely to have a Seller Material Adverse Effect, including Customary Post-Closing Consents, and except for consents or waivers to be obtained by Seller or Black Marlin prior to the Closing Date.

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      3.5 ABSENCE OF CONFLICTS. Neither the execution and delivery of this
Agreement by Seller, nor the consummation of the transactions contemplated hereby will (assuming receipt of all consents, approvals, authorizations, waivers, permits, certificates and orders disclosed in the Disclosure Schedule):
(a) violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under (i) any applicable Law, (ii) the charter or bylaws of Seller or Black Marlin or (iii) any contract, agreement, lease, license or other arrangement to which Seller or Black Marlin is a party or by which either of them, or any of their properties, is bound; (b) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on the Shares or any of the Assets; (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority having jurisdiction over Seller or Black Marlin; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (a), (b) or (c) of this Section, except, in the case of clauses (a) through (d), where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, claim, encumbrance, forfeiture, suspension, revocation or lien is not reasonably likely to have a Seller Material Adverse Effect, including Customary Post-Closing Consents, or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

      3.6 CONTRACTS AND COMMITMENTS. Exhibit A and the Disclosure Schedule includes a list of all material contracts and agreements (including, without limitation, any transportation contract or agreement and other contracts or agreements providing for receipt or payment, contingent or otherwise, of $25,000 or more annually (unless any such other contract or agreement is terminable with notice of 90 days or less without a penalty) in either case relating to the continued ownership and operation of Black Marlin or the Assets (the "Contracts"), and each such Contract (other than inactive transportation contracts or agreements) is in full force and effect, except where the failure to be in full force and effect is not reasonably likely to have a Seller Material Adverse Effect. Black Marlin (or Northern Natural Gas Company with respect to Contracts related to the High Island Lateral) has in all respects performed all material obligations required to be performed by it to date under the Contracts, and is not in default under any material obligation of any such Contracts. To the knowledge of Seller, no other party to any Contract is in default thereunder. Black Marlin (or Northern Natural Gas Company with respect to Contracts related to the High Island Lateral) has not assigned to any other person any of its rights under the Contracts. Black Marlin (or Northern Natural Gas Company with respect to Contracts related to the High Island Lateral) has not waived any of its rights of material value under the Contracts. Except as set forth on the Disclosure Schedule, there are currently no gas imbalances under any of the Contracts, and there are currently no arrangements to sell, transport, or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or the delivery of hydrocarbons previously purchased or transported.

      3.7 ABSENCE OF CHANGES. Except as set forth in the Disclosure Schedule, since January 1, 1998:

      (i)   there has not been any Seller Material Adverse Effect;

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      (ii)  to Seller's knowledge, the Assets have been operated and maintained in a prudent manner and in the ordinary course of the business;

      (iii) there has not been any material damage, destruction or loss to any material portion of the Assets, whether covered by insurance or not; and

      (iv) there has been no actual, pending, or to the knowledge of Seller, threatened change affecting the Assets with any customers, licensors, suppliers, distributors or sales representatives, except such as has not had, and is not reasonably expected to have, a Seller Material Adverse Effect.

      3.8 LITIGATION. Except as disclosed in the Disclosure Schedule, there are no actions at law, suits in equity, investigations, proceedings or claims pending, affecting or, to the knowledge of Seller, threatened against Black Marlin or the Assets before or by any federal, state, foreign or local court, tribunal or governmental agency or authority, except such as in the aggregate are not reasonably likely to have a Seller Material Adverse Effect.

      3.9 COMPLIANCE WITH LAW. Except as disclosed in the Disclosure Schedule, Black Marlin is in compliance with all applicable Laws, except where the failure to be in compliance is not reasonably likely to have a Seller Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 3.9 is made with respect to compliance with Environmental Laws, which are covered exclusively by the provisions set forth in
Section 3.13.

      3.10 PERMITS. Except as set forth in the Disclosure Schedule, Black Marlin (or Northern Natural Gas Company with respect to the High Island Lateral) owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the conduct of its business (collectively, the "Permits"), except for those Permits which the failure to own or hold are not reasonably likely to have a Seller Material Adverse Effect. Each Permit is in full force and effect, and Black Marlin (or Northern Natural Gas Company with respect to the High Island Lateral) is in compliance with all of its obligations with respect thereto, except where the failure to be in full force and effect or to be in compliance would not have a Seller Material Adverse Effect. To the knowledge of Seller, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as in the aggregate would not have a Seller Material Adverse Effect.

      3.11 TITLE TO THE SHARES AND ASSETS. Seller owns the Shares free and clear of all Encumbrances. Except as set forth on the Disclosure Schedule, Black Marlin owns the Assets free and clear of all Encumbrances other than the Permitted Encumbrances.

      3.12 BROKERS' FEES. Neither Seller nor Black Marlin has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      3.13 ENVIRONMENTAL MATTERS. Except as listed or described in the Disclosure Schedule or as described in Sections 5.10 and 5.11 below:

      (a) To the knowledge of Seller, Black Marlin and Northern Natural Gas Company with respect to the High Island Lateral are: (i) not in violation of any Environmental Laws, and (ii) not subject to any remedial obligations under such Environmental Laws, other than such violations or obligations which are not reasonably likely to have a Seller Material Adverse Effect.

      (b) To the knowledge of Seller, each of Black Marlin and Northern Natural Gas Company with respect to the High Island Lateral has in effect, or applications pending for, all permits required by applicable Environmental Laws for the operation and ownership of the Assets, except where the failure to own or hold such permits are not reasonably likely to have a Seller Material Adverse Effect, and, to the knowledge of Seller, neither Black Marlin nor Northern Natural Gas Company is in violation of the terms and conditions of such permits, other than such violations that are not reasonably likely to have a Seller Material Adverse Effect.

      (c) To the knowledge of Seller, neither Black Marlin nor Northern Natural Gas Company with respect to the High Island Lateral: (i) is subject to any consent decree, compliance order or administrative order issued pursuant to applicable Environmental Laws, and (ii) has received written notice under the citizen suit provision of any Environmental Law or written request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any governmental agency pursuant to applicable Environmental Laws, other than such of the foregoing that are not reasonably likely to have a Seller Material Adverse Effect.

      3.14 PUBLIC UTILITY HOLDING COMPANY ACT. Seller is not subject to, or is exempt from, regulation as a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company," or an "affiliate" of a "subsidiary company" of a "holding company," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      3.15 CONDITION OF ASSETS. Except as set forth in the Disclosure Schedule, the Assets (other than the High Island Lateral) constitute all of the assets and properties used by Black Marlin in connection with its Gulf Coast business. Except as set forth on the Disclosure Schedule, to the knowledge of the Seller, the Assets (a) are in serviceable and functional condition, (b) have been maintained to normal industry standards with cathodic protection, (c) (other than the High Island Lateral) are suitable for the purposes used by Black Marlin, and (d) (other than the High Island Lateral) are adequate for the normal operation of the business of Black Marlin. Except as set forth on the Disclosure Schedule, there is no imminent repair or replacement pending with respect to the Assets, other than the Pipeline Lowering, Pipeline Covering and possibly, the Bolivar Spoil Site Encroachment.

      3.16 ABSENCE OF LIABILITIES. To the knowledge of Seller and except as set forth on the Disclosure Schedule, there are no existing, contingent, or threatened liabilities, obligations, liens, or claims (absolute, accrued, contingent or otherwise) that relate to or have been or may be asserted against Black Marlin other than liabilities and obligations which will be paid in full by Black Marlin or the Seller prior to the Effective Time and liabilities and obligations related to the Pipeline Lowering and possible liabilities and obligations related to the Bolivar Spoil Site Encroachment.

      3.17 CONFORMITY OF COPIES. The Seller has made available for Buyer's review accurate and complete copies of all Contracts and as-built drawings of the Assets and the following information with respect to the Assets, which have been prepared since January 1, 1997, MAOP reports, rectified output history, test point readings, annual cathodic protection check reports, operation and maintenance reports, average daily volume reports, pigging reports, and depth of cover surveys.

      3.18 EMPLOYEES. Since January 1, 1990, Black Marlin has had no employees. Black Marlin has no continuing obligations or liabilities for any employee benefit plans or employee welfare plans (as defined under ERISA) or collective bargaining agreements.

      3.19 REPORTS. The Disclosure Schedule sets forth a list of all of the environmental, accident, safety, and Governmental Authority inspections and reports concerning Black Marlin which have been performed since January 1, 1997.

      3.20 THROUGHPUT AND COSTS. The Disclosure Schedule sets forth with respect to the period beginning on January 1, 1997 and ending on June 30, 1998: (a) the monthly throughput, itemized by customer, of the Pipeline, and (b) the monthly revenue of the Pipeline, (c) the monthly operating expenses of the Pipeline. Such information is accurate and complete in all respects.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

      Buyer and Parent, jointly and severally, represent and warrant to Seller as follows:

      4.1 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 QUALIFICATION. Buyer is duly qualified to do business as a foreign corporation and is in good standing in Texas.

      4.3 AUTHORIZATIONS; APPROVALS. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity. Buyer is not required to give any notice to, make any filing or register with, or obtain any consent, approval, authorization, waiver, permit, certificate or order of any Governmental Authority to consummate the transactions contemplated by this Agreement except for those the absence of which are not reasonably likely to have a Buyer Material Adverse Effect, including Customary Post-Closing Consents, and except for consents or waivers to be obtained by Buyer prior to the Closing Date.

      4.4 ABSENCE OF CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, to the knowledge of Buyer, violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under (a) any applicable Law, (b) the charter or bylaws of Buyer, or (c) any material contact, agreement, lease, license or other arrangement to which Buyer is a party or by which it, or any of its properties, is bound, except in each case for those the absence of which are not reasonably likely to have a Buyer Material Adverse Effect, including Customary Post-Closing Consents.

      4.5 BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      4.6 FINANCING. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Adjusted Purchase Price at the Closing.

      4.7 LITIGATION. There are no actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of Buyer, threatened, against Buyer or any of its properties, assets, operations or businesses that might delay, prevent or hinder the consummation of the transactions contemplated hereby.


                                    ARTICLE 5

                          COVENANTS OF SELLER AND BUYER

      5.1 ACCESS. Upon reasonable notice and at Buyer's sole risk, liability and expense, and during normal business hours, Seller shall afford Buyer, MCNIC, and their respective representatives reasonable access, from the date hereof until the Closing Date, to the Assets and the High Island Lateral (including without limitation for the purpose of safety and environmental inspections, assessments and nondestructive and noninvasive testing of such Assets by a safety and/or an environmental engineering firm designated by Buyer and reasonably satisfactory to Seller) and the contracts, books, records and data of Black Marlin; provided, such access shall be subject to Seller's obtaining all necessary consents and approvals from third parties. Seller shall promptly notify Buyer in each case when such consents are required, and when they have been obtained or withheld. Buyer's investigation shall be conducted in a manner that does not unreasonably interfere with Black Marlin's normal operations. Notwithstanding the foregoing, Buyer shall not have access to personnel records of Black Marlin (or any Affiliates thereof). Buyer agrees to maintain the confidentiality of all such information pursuant to the terms of that certain letter agreement regarding confidentiality dated August 26, 1997 between Blue Dolphin Energy Company and Black Marlin, as amended from time to time (the "Confidentiality Agreement"). BUYER

AND PARENT HEREBY, JOINTLY AND SEVERALLY, AGREE TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER AND ITS AFFILIATES FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY CLAIMS RELATING TO ANY PLANT OR FIELD VISIT, OR OTHER DUE DILIGENCE ACTIVITY, CONDUCTED BY BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, AFFILIATE, SUCCESSOR, ASSIGN, OFFICER, REPRESENTATIVE OR DIRECTOR, INCLUDING WITHOUT LIMITATION ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE SOLE, CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY OF SELLER OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER.

      5.2 CONDUCT OF BUSINESS PENDING THE CLOSING. Seller covenants and agrees, that from the date of this Agreement until the Closing Date, unless Buyer shall otherwise agree or as otherwise contemplated by this Agreement:

      (a) Seller will, or will cause Black Marlin to, operate the Assets in all material respects in the same manner as presently being operated, and will refrain from entering into any transaction or contract relating directly to any Assets other than in the ordinary course of business;

      (b) Seller will, or will cause Black Marlin to, use commercially reasonable efforts to perform its obligations under any contracts and agreements to which it is a party or to which the Assets are subject, except for such obligations as it in good faith may dispute and except for such failures to perform as would not in the aggregate have a Seller Material Adverse Effect;

      (c) Except as set forth on Schedule 5.2, Seller will not, and will not permit Black Marlin to, directly or indirectly, enter into any transaction with any of its Affiliates affecting the Assets, other than in the ordinary course of business;

      (d) Seller will not permit Black Marlin to make any non-emergency capital expenditure that would cost $25,000 or more without the prior written approval of Buyer, which approval shall not be unreasonably withheld;

      (e) Black Marlin will not create, incur, guarantee, or assume any indebtedness;

      (f) Black Marlin will not mortgage or pledge any of the Assets or create or suffer to exist any encumbrance thereupon, other than Permitted Encumbrances;

      (g) Except as set forth on Schedule 5.2, Seller will not, and will not permit Black Marlin to, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets;

      (h) Seller will not, and will not permit Black Marlin to, enter into any new firm, long-term contract pursuant to which Black Marlin becomes obligated to transport or deliver any products through or by means of the Assets at a price less than the maximum applicable FERC tariff, or upon terms and conditions which are substantially different from the terms and conditions applicable to the transportation of products by Black Marlin pursuant to the Contracts;

      (i) Insurance will be maintained for Black Marlin and the Assets through Enron Corp.'s insurance program.

      5.3 CONSENTS. Each of the Parties, severally and not jointly, will use its commercially reasonable efforts to obtain the authorizations, consents, orders and approvals of Governmental Authorities (including the FERC approvals referred to in Section 5.9) and any other third parties that may be or become necessary or advisable for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby and will cooperate in all reasonable respects with each other in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary or advisable for the performance of their respective obligations pursuant to this Agreement.

      5.4 COMMERCIALLY REASONABLE EFFORTS. Each of the Parties, severally and not jointly, shall use commercially reasonable efforts to obtain the satisfaction of all conditions of Closing attributable to such Party in an expeditious manner.

      5.5 USE OF NAME. As soon as practicable, but in any event within 60 days after the Closing Date, Buyer shall remove the names of Seller, its Affiliates, Enron or any words or expressions similar thereto (other than the name "Black Marlin") from the Assets.

      5.6 DELIVERY AND RETENTION OF RECORDS. As soon as practicable, but in any event within thirty (30) days after the Closing Date, Seller will deliver or cause to be delivered to Buyer all files, records, information and data relating to Black Marlin that are in the possession or control of Seller (the "Records") except such files as may be necessary for Seller to perform its obligations under the Services Agreement to be executed at Closing in substantially the form of Exhibit B attached hereto (the "Services Agreement"). Within sixty (60) days after expiration or termination of the Services Agreement, Seller will deliver all such retained Records to Buyer. Buyer agrees to (a) hold the Records and not to destroy or dispose of any thereof for the longer of (i) six years from the Closing Date, or (ii) such longer time as may be required by law, including upon notice from Seller for any mandatory or consensual extension of a statutory limitations period determined by the Internal Revenue Service for Tax Returns, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least 60 days prior to such destruction or disposition to surrender them to the Seller and if Seller does not accept such offer within 20 days after receipt of such offer, Buyer may take such action and (b) following the Closing Date to afford Seller and its accountants and counsel during normal business hours, upon reasonable request, at any time, full access to the Records and to Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to Seller (other than for reasonable out-of-pocket expenses), provided however, that such access will not operate to cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit either party's rights of discovery under applicable law.

      5.7 COMMERCIAL EFFORTS. Subject to Section 5.2, Seller agrees to use reasonable efforts to keep Buyer advised of, and to consult with Buyer regarding, any commercial commitments to be entered into by Black Marlin related to the Assets prior to Closing, providing that Seller shall take all reasonable steps to prevent Buyer from being required to participate in Black Marlin's regulatory proceedings or related litigation until after the Closing Date. Buyer agrees that it will not contact Black Marlin's customers (or the customers of the High Island Lateral) on matters relating to Black Marlin or the High Island Lateral without the prior written consent of Seller and in the event Seller consents, Buyer will allow a representative of Black Marlin or one of its affiliates to be present at any meeting.

      5.8   AMENDMENTS OF SCHEDULES AND REMEDY.

      (a) Seller may, from time to time, prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedule or other schedules attached to this Agreement to correct any matter that would constitute a breach of any representation, warranty of Seller herein contained; PROVIDED HOWEVER, except as provided in this Section 5.8, no such supplement or amendment will affect the rights or obligations of the parties to this Agreement (including without limitation Buyer's rights and obligations under Section 7.2(a) hereof) until after the Closing Date. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for indemnification purposes (but only for such purposes) any breach of any representation, warranty or covenant that would have existed by reason of Seller not having made such supplement or amendment.

      (b) If Buyer terminates this Agreement solely as a result of Seller's amendment of the Disclosure Schedule or other schedules to reflect Material Items (as defined below) and such Material Items were not made available to Buyer before the date hereof, Buyer and Seller agree that in lieu of any other remedy Buyer may have against Seller at law, equity or otherwise, Seller shall owe to Buyer money damages for Buyer's out-of-pocket costs related directly to due diligence activities and negotiation of this Agreement in an amount up to $100,000. As used in this Section 5.8, the term "Material Items" shall mean matters occurring prior to the date of this Agreement, which would have an adverse impact of $500,000 or greater in the aggregate on the Assets or Black Marlin. Buyer agrees that if it terminates this Agreement as a result of an amendment to the Disclosure Schedule or other schedule that does not constitute a Material Item, Buyer shall not have any recourse against Seller.

      5.9 FERC MATTERS. Black Marlin filed a rate case at the FERC in Docket No. RP98-274-000 (the "Rate Case") proposing to place rates into effect no later than August 1, 1998. Buyer will have the right to, within ten (10) business days of receipt of any settlement proposal related to the Rate Case, approve such settlement before such is filed with the FERC to resolve the Rate Case; provided, however, if Buyer rejects, or does not approve, any such settlement proposal within such ten (10) business day period, then Seller shall have the right to terminate this Agreement pursuant to Section 9.1(f). In the event FERC rejects or materially alters any settlement approved by Buyer, or all or part of the Rate Case is litigated, Buyer shall have the right to terminate this Agreement pursuant to Section 9.1(g) if resolution of the Rate Case is not reasonably satisfactory to Buyer.

      5.10 RELOCATION OF PIPELINE. (a) Seller shall be financially responsible for any removal, relocation, and replacement, if applicable, of the Pipeline to a depth which will accommodate the lowering of the Houston Ship Channel to a depth of 45 feet, Mean Low Tide, and a bottom width of 530 feet, whether before or after the Closing Date (the "Pipeline Lowering"). Seller shall cause the Pipeline Lowering to be complete by January 1, 2000, or such earlier or later date as the U. S. Army Corps of Engineers and the Port of Houston Authority shall require or allow.

      (b) Subject to the following sentence, the Seller shall control the manner of the performance of the work relating to the Pipeline Lowering performed prior to and after the Closing Date (the "Work"), subject to the following obligations and limitations: (i) the Work shall be conducted in a proper and workmanlike manner in accordance with industry standards and applicable rules and regulations of Governmental Authorities, (ii) the Pipeline, after the completion of Work, shall be of the same or superior quality and condition as prior to the performance of the Work (including pressure requirements), and (iii) Seller shall use commercially reasonable efforts to minimize disruption of Pipeline operations after the Closing Date. The Seller shall (x) obtain the approval of the Buyer of the plans, specifications and contracts relating to the Work, which consent shall not be unreasonably withheld, and (y) hold semimonthly meetings with operational personnel of the Buyer to review the status and scope of the Work. The Buyer shall have the right to inspect the Work from time to time as performed. The Seller shall require any contractor hired to perform work on the Pipeline Lowering to post bonds and provide indemnities. In connection therewith, Seller shall consult with Buyer upon the amount of any such bonds, indemnities and prepayments prior to execution of any agreement between the contractor and Black Marlin or Seller, as the case may be. The Seller shall pay for the Work in the time and manner reasonably required by the U. S. Army Corps of Engineers, including payments directly to contractors and other vendors. If necessary, Seller will cooperate with Black Marlin to provide any guaranties of Black Marlin's payment obligations under contracts entered into by Black Marlin for Work.


      (c) Seller shall use reasonable efforts prior to the Closing to allow Buyer to have a representative at any meeting with the U. S. Army Corps of Engineers relating to the Pipeline Lowering. Prior to the Closing, Seller will consult with Buyer on any issues raised by the U. S. Army Corps of Engineers that may affect the Pipeline; provided, however, neither Seller nor Black Marlin shall be obligated to advocate any position taken by Buyer if such position would conflict with the position taken by Seller, Black Marlin, or any of their respective affiliates.

       (d) Any amounts recovered by Black Marlin after the Closing to recoup the cost of the Pipeline Lowering, other than from tariffs or fees paid by its customers, shall be for the account of, and shall be distributed to, Seller. At the request of Seller, Buyer shall cause Black Marlin to assign to Seller any rights it may have against any Persons for reimbursement of the cost of the Pipeline Lowering (other than against customers for reimbursement out of tariffs or fees). The Buyer and Seller shall name each other as additional insureds under their respective liability insurance policies to the extent of the indemnity obligations in this Agreement, with waiver of subrogation, with respect to the Pipeline Lowering.

      5.11 PIPELINE COVER. To the extent that cover over the Pipeline on Bolivar Peninsula does not meet applicable legal requirements, Seller will cause such cover to be repaired to a minimum depth of thirty (30) inches prior to Closing at no cost to Buyer or Black Marlin (the "Pipeline Covering"). Any amounts recovered by Black Marlin to recoup the cost of the Pipeline Covering, other than from tariffs or fees paid by its customers, shall be for the account of, and shall be distributed to, Seller. At the request of Seller, Buyer shall cause Black Marlin to assign to Seller any rights it may have against any Persons for reimbursement of the cost of the Pipeline Covering (other than against customers for reimbursement out of tariffs or fees).

      5.12 DISPOSITION OF SECTION 311 PIPELINE. On or before the Closing Date, Seller shall cause Black Marlin to dispose of that certain 39-mile, 30-inch natural gas pipeline located near the Texas-Oklahoma border and any related assets (the "Section 311 Pipeline"), provided that Black Marlin shall not incur any continuing indemnity or other obligations with respect to such disposition.

      5.13 PURCHASE OPTION. The Buyer shall notify the Seller of the Decertification within 30 days of its occurrence. Within the earlier of the third anniversary of the notice of Decertification from the Buyer or the fifth anniversary of the Closing Date, Enron Corp. or any of its Affiliates shall have the option to elect in writing to purchase a minimum of a 25%, and a maximum of a 33 1/3%, undivided interest in the Assets and, if applicable, the High Island Lateral, in exchange for a proportionate amount of the Purchase Price, plus a proportionate share of any capital improvements or additions made to the Assets and, if applicable, the High Island Lateral subsequent to the Effective Time, free and clear of any Liens, other than Permitted Encumbrances. Such acquisition would be on terms and conditions substantially similar to those contained in this Agreement, to the extent applicable. The parties shall cooperate with each other to close the acquisition of the undivided interest as promptly as practicable and such acquisition shall be effective as of the date of closing. Enron Corp. or one of its Affiliates, as the case may be, shall execute such documents as are reasonably required by Buyer with respect to such acquisition of the undivided interest, including documents which provide that (a) Black Marlin shall be the sole operator of the Assets and, if applicable, the High Island Lateral, (b) the costs, expenses and revenues relating to the operation of the Assets shall be proportionately shared by the owners of the Assets and, if applicable, the High Island Lateral, (c) the interest in the Assets and, if possible, the High Island Lateral acquired by Enron Corp. or one of its Affiliates shall be subject to a right of first refusal held by Black Marlin in the event (and to the extent) such entity desires to transfer all or a portion of its undivided interest in the Assets and, if applicable, the High Island Lateral to an unaffiliated third party, and (d) information disclosed to Enron Corp. or one of its Affiliates, relating to the Assets shall be confidential. Seller and its Affiliates shall keep confidential and not disclose the existence or terms of this option.

      5.14 TRANSFER TAXES. Buyer shall be responsible for the payment of all state and local transfer, sales, use or other similar taxes resulting from the transactions contemplated by this Agreement, other than Income Taxes for Pre-Closing Periods (as defined in Section 10.2 below), and the Income Taxes arising from the elections made pursuant to Section 10.1.

      5.15 PERIODIC MEETINGS. Marketing and operational personnel of the Seller and the Buyer shall conduct semimonthly meetings to discuss the ongoing marketing and operation of the Assets prior to Closing.

      5.16 CASUALTY LOSS AND CONDEMNATION. In the event that there exist at and as of the Closing any condemnation proceeding with respect to the Assets, the Seller shall assign to Buyer at and as of the Closing any rights it may have to claims against any governmental entity, or third party with respect to such condemnation proceeding. In the event that there exist at and as of the Closing any casualty loss with respect to the Assets, the Seller shall process the claim, if any, with its insurance carrier, and shall promptly turn over any proceeds received from its insurance carrier with respect to such casualty loss.

      5.17 DISTRIBUTION BY BLACK MARLIN. On or before the Closing Date, Black Marlin shall dividend or distribute to the Seller any cash, cash equivalents, and accounts receivable of Black Marlin as of the Effective Time, subject to Seller's obligation to pay expenses of Black Marlin pursuant to Section 2.5 above. Black Marlin shall not distribute to the Seller any other amounts or property prior or subsequent to the Closing.


                                    ARTICLE 6

                   INDEPENDENT INVESTIGATION AND DISCLAIMER

      6.1 INDEPENDENT INVESTIGATION AND DISCLAIMER. Buyer acknowledges that: (a) it has had, and pursuant to this Agreement will have prior to the Closing, access to Black Marlin, the Assets and the High Island Lateral and the officers and employees of Black Marlin and Seller, (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation (including review of materials provided to it by Seller) and upon the expressed representations, warranties, covenants and agreements set forth in this Agreement, and (c) it is familiar with investments of the nature of the Shares, the Assets and the High Island Lateral, understands that this investment involves substantial risks, has adequately investigated the Shares, the Assets and the High Island Lateral and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Shares, the Assets and the High Island Lateral, and is able to bear the economic risks of such investment. Accordingly, except as set forth in Article 3, Buyer acknowledges that Seller has not made, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUE, OR OTHERWISE RELATING TO (i) THE CONDITION OF THE ASSETS AND THE HIGH ISLAND LATERAL (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (ii) ANY INFRINGEMENT BY BLACK MARLIN OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, IN RESPECT OF THE EXISTENCE OR EXTENT OF OIL,

GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES AND THE ABILITY OF BUYER TO BECOME OPERATOR OF THE ASSETS AND THE HIGH ISLAND LATERAL UNDER ANY OPERATING OR SIMILAR AGREEMENT); AND BUYER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY BUYER, OR BY OTHERS RELYING ON BUYER'S ADVICE BASED ON THE GEOLOGICAL MAPS, RECORDS, LOGS, PRODUCTION OR RESERVE FORECASTS AND OTHER DATA, IF ANY, TRANSFERRED UNDER THIS AGREEMENT.


                                    ARTICLE 7

                              CONDITIONS TO CLOSING

      7.1 CONDITIONS PRECEDENT TO OBLIGATION OF EACH PARTY. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) No order shall have been entered and remain in effect in any action or proceeding before any federal, state, foreign or local court or governmental agency or other federal, state, foreign or local regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated by this Agreement and no action or proceeding that has a reasonable likelihood of preventing or materially hindering the transactions contemplated hereby shall have been instituted, which shall not have been subsequently dismissed; and

      (b) Any and all consents of third parties (other than Customary Post-Closing Consents), necessary in connection with the transactions contemplated hereby shall have been obtained or arrangements shall have been made reasonably satisfactory to Buyer to allow Buyer to receive substantially the same economic benefits as if all such consents had been obtained.

      7.2 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) The representations and warranties contained in Article 3, to the extent qualified as to materiality shall be accurate in all respects, and, to the extent not so qualified, shall be accurate in all material respects, as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by an authorized executive officer of Seller shall have been delivered to Buyer;

      (b) The Transition Services Agreement, in substantially the form attached hereto as Exhibit B, shall have been executed by the parties thereto;

      (c) The Rate Case shall have been resolved on terms reasonably satisfactory to Buyer; provided, however, Buyer agrees that filing with FERC of an uncontested Settlement that was previously approved by Buyer pursuant to
Section 5.9 shall constitute resolution on terms reasonably satisfactory to Buyer;

      (d) The Assets shall not have been materially damaged and there shall have been no condemnation of the Assets; and

      (e) No Seller Material Adverse Effect shall have occurred and be continuing.

      7.3 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) The representations and warranties of Buyer contained in Article 4 shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by an authorized executive officer of Buyer shall have been delivered to Seller.


                                    ARTICLE 8

                         INDEMNIFICATION AND ASSUMPTION

      8.1 BY SELLER. SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE 8, SELLER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, BLACK MARLIN, MCNIC, AND THEIR RESPECTIVE AFFILIATES AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS AND EMPLOYEES (COLLECTIVELY, THE "BUYER PARTIES"), FROM AND AGAINST THE FOLLOWING (COLLECTIVELY, THE "BUYER INDEMNIFIED LIABILITIES"):
ANY CLAIM INDIVIDUALLY CONSTITUTING A LOSS IN EXCESS OF $10,000 ASSERTED AGAINST, IMPOSED UPON, OR INCURRED BY ANY BUYER PARTY, DIRECTLY OR INDIRECTLY, BY REASON OF, ARISING OUT OF, OR RESULTING FROM (A) THE INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN ARTICLE 3 OF THIS AGREEMENT; OR
(B) THE BREACH OF ANY COVENANT OR AGREEMENT OF SELLER CONTAINED IN THIS AGREEMENT; OR (C) THE OPERATIONS OF BLACK MARLIN OR THE ASSETS PRIOR TO THE EFFECTIVE TIME (INCLUDING EMPLOYEE OR ERISA RELATED CLAIMS; OR (D) CLAIMS RELATED TO THE SECTION 311 PIPELINE; OR (E) REFUND OBLIGATIONS IMPOSED BY FERC IN THE RATE CASE AND CREDITING OF INTERRUPTIBLE REVENUE); OR (F) OPERATION OF THE HIGH ISLAND LATERAL PRIOR TO THE LATER OF THE EFFECTIVE TIME OR THE DATE SUCH ASSET IS CONVEYED TO BLACK MARLIN; OR (G) THE PIPELINE

LOWERING OR THE PIPELINE COVERING; OR (H) ANY LITIGATION DISCLOSED BY THE SELLER PURSUANT TO THE DISCLOSURE SCHEDULE; OR (I) ANY TAXES OF BLACK MARLIN RELATING TO PRE-CLOSING PERIODS, INCLUDING TAXES ARISING FROM THE DISPOSITION OF THE
SECTION 311 PIPELINE, ANY DISTRIBUTIONS FROM BLACK MARLIN TO THE SELLER, THE
SECTION 338(H)(10) ELECTIONS, OR THE LIABILITY OF ANY OTHER PERSON IMPOSED ON BLACK MARLIN UNDER TREASURY REGULATION SECTION 1.1502-6 WITH RESPECT TO THE CONSOLIDATED GROUP OF THE PARENT; PROVIDED, NONE OF THE BUYER PARTIES SHALL BE ENTITLED TO ASSERT RIGHTS OF INDEMNIFICATION BY SELLER UNDER THIS ARTICLE 8 FOR BUYER INDEMNIFIED LIABILITIES PURSUANT TO CLAUSES (A) OR (B) UNLESS AND UNTIL THE AGGREGATE OF ALL SUCH BUYER INDEMNIFIED LIABILITIES EXCEEDS $100,000 (IT BEING UNDERSTOOD THAT SUCH BUYER INDEMNIFIED LIABILITIES SHALL ACCUMULATE UNTIL SUCH TIME OR TIMES AS THE AGGREGATE OF ALL SUCH BUYER INDEMNIFIED LIABILITIES EXCEEDS $100,000, WHEREUPON THE BUYER PARTIES SHALL BE ENTITLED TO INDEMNIFICATION BY SELLER HEREUNDER TO THE EXTENT OF SUCH EXCESS); PROVIDED, FURTHER, SELLER'S MAXIMUM INDEMNIFICATION OBLIGATION UNDER CLAUSES (A), (B), (C) AND (F) OF THIS SECTION 8.1 SHALL BE CAPPED AT AN AGGREGATE AMOUNT EQUAL TO $1 MILLION.

      8.2 BY BUYER. SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE 8, BUYER AND PARENT HEREBY, JOINTLY AND SEVERALLY, AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS AND EMPLOYEES (COLLECTIVELY, "SELLER PARTIES"), FROM AND AGAINST THE FOLLOWING (COLLECTIVELY, THE "SELLER INDEMNIFIED LIABILITIES"): ANY CLAIM INDIVIDUALLY CONSTITUTING A LOSS ASSERTED AGAINST, IMPOSED UPON OR INCURRED BY ANY SELLER PARTY, DIRECTLY OR INDIRECTLY, BY REASON OF, ARISING OUT OF OR RESULTING FROM (A) THE INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY OF BUYER IN ARTICLE 4 OF THIS AGREEMENT; OR (B) THE BREACH OF ANY COVENANT OR AGREEMENT OF BUYER CONTAINED IN THIS AGREEMENT; OR (C) THE OPERATION AND OWNERSHIP OF THE ASSETS ON OR AFTER THE EFFECTIVE TIME; OR (D) THE OPERATION OF THE HIGH ISLAND LATERAL AFTER THE LATER OF THE EFFECTIVE TIME OR THE DATE SUCH ASSET IS CONVEYED TO BLACK MARLIN; OR (E) ANY TAXES OF BLACK MARLIN RELATING TO POST-CLOSING PERIODS.

      8.3 EXPRESS NEGLIGENCE RULE. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT

LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

      8.4 EXCEPTIONS TO INDEMNITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN SECTION 8.1, BUYER INDEMNIFIED LIABILITIES SHALL NOT INCLUDE ANY AND ALL CLAIMS TO THE EXTENT SAME ARE ATTRIBUTABLE TO A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF BUYER UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN SECTION 8.2, SELLER INDEMNIFIED LIABILITIES SHALL NOT INCLUDE ANY AND ALL CLAIMS TO THE EXTENT SAME ARE ATTRIBUTABLE TO A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SELLER UNDER THIS AGREEMENT.

      8.5 NOTICE OF CLAIM. (A) FOR PURPOSES OF THIS ARTICLE 8, THE TERM "INDEMNIFYING PARTY" WHEN USED IN CONNECTION WITH A PARTICULAR CLAIM SHALL MEAN THE PARTY HAVING AN OBLIGATION TO INDEMNIFY ANOTHER PARTY WITH RESPECT TO SUCH CLAIM PURSUANT TO THIS ARTICLE 8, AND THE TERM "INDEMNIFIED PARTY" WHEN USED IN CONNECTION WITH A PARTICULAR CLAIM SHALL MEAN THE PARTY HAVING THE RIGHT TO BE INDEMNIFIED WITH RESPECT TO SUCH CLAIM BY ANOTHER PARTY PURSUANT TO THIS ARTICLE 8.

      (B) PROMPTLY AFTER ANY INDEMNIFIED PARTY BECOMES AWARE OF FACTS GIVING RISE TO A CLAIM BY IT FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE 8, SUCH INDEMNIFIED PARTY WILL PROVIDE NOTICE THEREOF IN WRITING TO THE INDEMNIFYING PARTY (A "CLAIM NOTICE") SPECIFYING THE NATURE AND SPECIFIC BASIS FOR SUCH CLAIM AND A COPY OF ALL PAPERS SERVED WITH RESPECT TO SUCH CLAIM (IF ANY). FOR PURPOSES OF THIS SECTION 8.5(B), RECEIPT BY A PARTY OF WRITTEN NOTICE OF ANY DEMAND, ASSERTION, CLAIM, ACTION OR PROCEEDING (JUDICIAL, ADMINISTRATIVE OR OTHERWISE) BY OR FROM ANY PERSON OR ENTITY OTHER THAN A PARTY TO THIS AGREEMENT WHICH GIVES RISE TO A CLAIM ON BEHALF OF SUCH PARTY SHALL CONSTITUTE THE DISCOVERY OF FACTS GIVING RISE TO A CLAIM BY IT AND SHALL REQUIRE PROMPT NOTICE OF THE RECEIPT OF SUCH MATTER AS PROVIDED IN THE FIRST SENTENCE OF THIS SECTION 8.5(B). EACH CLAIM NOTICE SHALL SET FORTH A REASONABLE DESCRIPTION OF THE CLAIM AS THE INDEMNIFIED PARTY SHALL THEN HAVE AND SHALL CONTAIN A STATEMENT TO THE EFFECT THAT THE INDEMNIFIED PARTY GIVING THE NOTICE IS MAKING A CLAIM PURSUANT TO, AND FORMAL DEMAND FOR INDEMNIFICATION, UNDER THIS ARTICLE 8. THE CLAIM NOTICE MUST SET FORTH THE PARTICULAR PROVISION IN THIS ARTICLE 8 AND ANY RELATED PROVISION IN THIS AGREEMENT PURSUANT TO WHICH SUCH INDEMNIFICATION CLAIM IS MADE. FOR EXAMPLE, IF AN INDEMNIFIED PARTY ELECTS TO ASSERT AN INDEMNIFICATION CLAIM FOR BREACH OF THE INDEMNIFYING PARTY'S BREACH

OF REPRESENTATION, THE INDEMNIFIED PARTY'S CLAIM NOTICE WOULD PROVIDE THAT THE CLAIM IS ASSERTED UNDER SECTION 8.1(A) OR 8.2(A)(I), AS APPLICABLE, AND THAT THE REPRESENTATION ALLEGEDLY BREACHED IS, FOR EXAMPLE, THE LITIGATION REPRESENTATION CONTAINED IN SECTION 3.8 OR 4.8, AS APPLICABLE. NOTWITHSTANDING THE FOREGOING HOWEVER, THE FAILURE OF THE INDEMNIFIED PARTY TO TIMELY PROVIDE A CLAIM NOTICE SHALL NOT EXCUSE THE INDEMNIFYING PARTY FROM ITS OBLIGATION TO PROVIDE INDEMNIFICATION HEREUNDER UNLESS SUCH FAILURE MATERIALLY IMPAIRS THE ABILITY OF THE INDEMNIFYING PARTY TO MITIGATE OR DEFEND SUCH CLAIM.

      8.6 THIRD-PARTY CLAIMS. (A) IF AN INDEMNIFIED PARTY SHALL HAVE ANY THIRD-PARTY CLAIM ASSERTED AGAINST SUCH INDEMNIFIED PARTY, THE INDEMNIFIED PARTY PROMPTLY SHALL TRANSMIT TO THE INDEMNIFYING PARTY A CLAIM NOTICE RELATING TO SUCH THIRD-PARTY CLAIM. PRIOR TO THE EXPIRATION OF THE 45-DAY PERIOD FOLLOWING THE INDEMNIFYING PARTY'S RECEIPT OF SUCH NOTICE (THE "ELECTION PERIOD"), THE INDEMNIFYING PARTY SHALL NOTIFY THE INDEMNIFIED PARTY (I) WHETHER THE INDEMNIFYING PARTY DISPUTES ITS POTENTIAL LIABILITY TO THE INDEMNIFIED PARTY UNDER THIS ARTICLE 8 WITH RESPECT TO SUCH THIRD-PARTY CLAIM AND (II) WHETHER THE INDEMNIFYING PARTY ELECTS, AT THE SOLE COST AND EXPENSE OF SUCH INDEMNIFYING PARTY, TO DEFEND THE INDEMNIFIED PARTY AGAINST SUCH THIRD-PARTY CLAIM.

      (B) IF AN INDEMNIFYING PARTY NOTIFIES AN INDEMNIFIED PARTY WITHIN THE ELECTION PERIOD THAT THE INDEMNIFYING PARTY DOES NOT DISPUTE ITS POTENTIAL LIABILITY TO THE INDEMNIFIED PARTY UNDER THIS ARTICLE 8 AND THAT THE INDEMNIFYING PARTY ELECTS TO ASSUME THE DEFENSE OF THE THIRD-PARTY CLAIM, THEN THE INDEMNIFYING PARTY SHALL HAVE THE RIGHT TO DEFEND, AT ITS SOLE COST AND EXPENSE, SUCH THIRD-PARTY CLAIM BY ALL APPROPRIATE PROCEEDINGS, WHICH PROCEEDINGS SHALL BE PROSECUTED DILIGENTLY BY THE INDEMNIFYING PARTY TO A FINAL CONCLUSION OR SETTLED AT THE DISCRETION OF THE INDEMNIFYING PARTY IN ACCORDANCE WITH THIS SECTION 8.6(B). THE INDEMNIFYING PARTY SHALL HAVE FULL CONTROL OF SUCH DEFENSE AND PROCEEDINGS, INCLUDING ANY COMPROMISE OR SETTLEMENT THEREOF. IF REQUESTED BY THE INDEMNIFYING PARTY, THE INDEMNIFIED PARTY AGREES TO COOPERATE FULLY WITH THE INDEMNIFYING PARTY AND ITS COUNSEL AT THE INDEMNIFYING PARTY'S EXPENSE IN CONTESTING ANY THIRD-PARTY CLAIM THAT THE INDEMNIFYING PARTY ELECTS TO CONTEST, INCLUDING, WITHOUT LIMITATION, THE MAKING OF ANY RELATED COUNTERCLAIM AGAINST THE PERSON ASSERTING THE THIRD-PARTY CLAIM OR ANY CROSS-COMPLAINT AGAINST ANY PERSON. THE INDEMNIFIED PARTY SHALL HAVE THE RIGHT TO PARTICIPATE IN, BUT NOT CONTROL, ANY DEFENSE

OR SETTLEMENT OF ANY THIRD-PARTY CLAIM CONTROLLED BY THE INDEMNIFYING PARTY PURSUANT TO THIS SECTION 8.6(B) AND SHALL BEAR ITS OWN COSTS AND EXPENSES WITH RESPECT TO ANY SUCH PARTICIPATION.

      8.7 SUBROGATION. IN THE EVENT THAT ANY INDEMNIFIED PARTY HAS A RIGHT AGAINST A THIRD PARTY WITH RESPECT TO ANY DAMAGES, LOSSES, COSTS OR EXPENSES PAID TO SUCH INDEMNIFIED PARTY BY AN INDEMNIFYING PARTY, THEN SUCH INDEMNIFYING PARTY SHALL, TO THE EXTENT OF SUCH PAYMENT, BE SUBROGATED TO THE RIGHT OF SUCH INDEMNIFIED PARTY.

      8.8 EXCLUSIVE REMEDIES; SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION OF CERTAIN LIABILITIES.

      (A) BUYER, SELLER AND PARENT (I) AGREE THAT ONLY ACTUAL DAMAGES SHALL BE RECOVERABLE UNDER THIS AGREEMENT AND (II) HEREBY WAIVE ANY RIGHT TO RECOVER SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD-PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE INDEMNIFICATION PROVISIONS OF THIS ARTICLE 8 SHALL BE THE EXCLUSIVE REMEDIES FOR ANY CLAIM BASED UPON THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED HEREIN FOLLOWING CLOSING. IN FURTHERANCE OF THE FOREGOING, ALL OTHER REMEDIES AVAILABLE AT LAW OR IN EQUITY, IN TORT, CONTRACT OR OTHERWISE ARE HEREBY WAIVED, RELEASED AND DISCHARGED BY SELLER, BUYER AND PARENT. NO CLAIM OF ANY NATURE CAN BE BROUGHT BY ANY BUYER PARTY OR SELLER PARTY UNLESS WRITTEN NOTICE OF SUCH CLAIM HAS BEEN GIVEN IN ACCORDANCE WITH ARTICLE 8 AS FOLLOWS: (A) ON OR BEFORE THE THIRD ANNIVERSARY OF THE CLOSING DATE WITH RESPECT TO ANY BUYER INDEMNIFIED LIABILITIES UNDER SECTION 8.1(A), (B), (C), (D), OR (E) AND ANY SELLER INDEMNIFIED LIABILITIES UNDER 8.2(A), (B), (C), OR (D); AND (B) WITHIN THE APPLICABLE STATUTE OF LIMITATIONS WITH RESPECT TO BUYER INDEMNIFIED LIABILITIES UNDER 8.1(I) AND SELLER INDEMNIFIED LIABILITIES UNDER 8.2(E). INDEMNITY OBLIGATIONS OF ANY INDEMNIFYING PARTY SHALL BE REDUCED BY ANY INSURANCE PROCEEDS REALIZED BY ANY INDEMNIFIED PARTY, EXCEPT ANY PAYMENTS RECEIVED PURSUANT TO AN INSURANCE PROGRAM UNDER WHICH THE INDEMNIFIED PARTY OR ANY OF ITS AFFILIATES BEARS THE ULTIMATE COST OF SUCH CLAIM.

      (B) NEITHER BUYER PARTIES NOR SELLER PARTIES MAY ASSERT ANY CLAIM UNDER THIS ARTICLE 8 BASED ON FACTS CONSTITUTING A BREACH OF ANY OF THE
REPRESENTATIONS AND WARRANTIES

HEREUNDER TO THE EXTENT SUCH PERSON HAD ACTUAL KNOWLEDGE OF SUCH FACTS PRIOR TO THE CLOSING DATE.

      8.9 WAIVER OF TEXAS DTPA. IT IS THE INTENT OF THE PARTIES THAT BUYER'S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLER, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE ANN. SS. 17.41 ET SEQ. (VERNON 1987 AND SUPP. 1994) (THE "DTPA"). AS SUCH, BUYER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS OR REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES: PROVIDED, HOWEVER, BUYER DOES NOT WAIVE SECTION 17.555 OF THE DTPA. BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE ASSETS COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE; THAT BUYER HAS ASSETS OF FIVE MILLION DOLLARS ($5,000,000) OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; THAT BUYER HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER. BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH THE SELLER HAS AGREED TO SELL THE ASSETS AND PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THIS WAIVER OF THE DTPA. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.


                                      ARTICLE 9

                                     TERMINATION

      9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

      (a) By the mutual written consent of Buyer and Seller at any time prior to the Closing;

      (b) By Buyer or Seller if a final, non-appealable order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered;

      (c) By Seller at any time prior to the Closing if the Closing shall not have occurred on or before March 31, 1999 by reason of a failure of any condition precedent under Section 7.1 or 7.3 unless the failure results primarily from the breach by Seller of any representation, warranty or covenant contained in this Agreement;

      (d) By Buyer at any time prior to the Closing if the Closing shall not have occurred on or before March 31, 1999 by reason of a failure of any condition precedent under Section 7.1 or 7.2 unless the failure results primarily from the breach by Buyer of any representation, warranty or covenant contained in this Agreement;

      (e) by Buyer or Seller if the Closing shall not have occurred on or before March 31, 1999, so long as the terminating party is not in material breach of any representation, warranty or covenant contained in this Agreement;

      (f) by Seller if Buyer doesn't approve of any Rate Case settlement proposal within ten (10) business days after notice of a settlement proposal is submitted to Buyer; and

      (g) by Buyer, if final resolution of the Rate Case is not reasonably satisfactory to Buyer.
      (h) by Buyer or Seller within ten (10) business days of Seller's written notice to Buyer detailing the results of Seller's investigation of and Seller's, or its Affiliates', determined course of action regarding the Bolivar Spoil Site Encroachment, or by Buyer if such written notice is not received prior to the Closing.

      9.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 9.1, (i) Seller and Buyer shall have no obligation or liability to each other except that the provisions of Section 5.1 and Section
5.8 shall survive any such termination, (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement prior to such termination or, with respect to those provisions that survive such termination, prior to or following termination, and (iii) Buyer's sole remedy for termination of this Agreement arising out of amendment to the Disclosure Schedule and other schedules to reflect Material Items shall be the remedy set forth in Section 5.8(b).


                                   ARTICLE 10

                                   TAX MATTERS

      10.1 SECTION 338(H)(10) ELECTIONS. For purposes of this Article 10, "Parent" means Enron Corp., the parent of the Seller. Parent and Buyer shall make a joint election under Section 338(h)(10) of the Code and a similar election under any applicable state income tax law for Black Marlin, if any (the "Section 338(h)(10) Elections"). Not later than 180 days after the Closing Date, Seller shall prepare and deliver to Buyer an Internal Revenue Service Form 8023-A and any similar form under applicable state income tax law (the "Forms") with respect to the Section 338(h)(10) Elections, together with any completed schedules required to be attached thereto, which Forms shall have been duly executed by an authorized person for Parent. Within 15 days of receipt thereof, Buyer shall cause the Forms to be duly executed by an authorized person for Buyer, shall provide a copy of the executed Forms and schedules to Seller, shall duly and timely file the Forms as prescribed by Treasury Regulation ss.1.338(h)(10)-1 or the corresponding provisions of applicable state income taX law. Seller will pay the Income Taxes of Black Marlin attributable to the making of the Section 338(h)(10) Elections. The allocation of Adjusted Purchase Price among the assets of Black Marlin shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Seller shall, unless it would be unreasonable to do so, accept Buyer's determination of such Adjusted Purchase Price allocations and shall report, act, file in all respects and for all purposes consistent with such determination of Buyer.

      10.2 PREPARATION OF TAX RETURNS; RESPONSIBILITY FOR TAXES. (a) Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller for all taxable periods ending on or before the Closing Date ("Pre-Closing Period(s)"), all items of income, gain, loss, deduction and credit and other tax items ("Tax Items") of Black Marlin which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate taxing authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns. Subject to, and in accordance with, Section 5.17, at or prior to Closing Seller may cause Black Marlin to dividend cash reserved on its balance sheet for payment of Taxes related to Pre-Closing Periods.

      (b) With respect to any Tax Return covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to Black Marlin that is not described in paragraph (a) above (other than one-day returns necessitated by a stand-alone election under Section 338(g) or the corresponding provisions of applicable state income tax law), Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return. Subject to, and in accordance with, Section 5.17, at or prior to Closing Seller may cause Black Marlin to dividend cash reserved on its balance sheet for payment of Taxes related to Pre-Closing Periods.

      (c) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to Black Marlin (including one-day returns necessitated by a stand-alone election under Section 338(g) or the corresponding provisions of applicable state income law), Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to Seller, shall file timely such Tax Return with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return. Seller shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes which shall be prorated on a daily basis) the portion of the Tax due with respect to the period covered by such Tax Return which is attributable to the Pre-Closing Period. Seller shall pay the amount of Tax so determined to be attributable to the Pre-Closing Period not later than five days after the filing of such Tax Return.

      (d) Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to Black Marlin shall be allocated to the taxable period during which the right to do business obtained by the payment of such franchise Tax relates, regardless of whether such franchise Tax is measured by income, operations, assets or capital relating to another taxable period. With respect to any franchise Tax of Black Marlin so allocated to the taxable period in which the Closing Date occurs: (i) Seller shall determine (by an interim closing of the books as of the Closing Date) the portion of the franchise Tax of Black Marlin due with respect to the portion of such taxable period ending on the Closing Date and the remaining portion of such taxable period, and (ii) if the amount of such franchise Tax paid or provided for as of the Closing Date exceeds the amount so prorated to the portion of such taxable period ending on the Closing Date, the Buyer shall pay to Seller such excess amount. Notwithstanding the foregoing, however, Seller shall remain responsible for, and shall indemnify Buyer and Black Marlin against, any incremental franchise tax liability resulting from the Section 338(h)(10) Elections.

      (e) Any Tax Return to be prepared pursuant to the provisions of this
Section 10.2 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.

      (f) Buyer shall not file an amended tax return for any period ending on or prior to the Closing Date without the consent of Seller.

      (g) Any refunds of taxes paid in Pre-Closing periods will be for the account of Seller and, upon receipt thereof, Buyer shall promptly pay such amounts to Seller.

      10.3 ACCESS TO INFORMATION. (a) Seller shall grant to Buyer (or its designee) access at all reasonable times to all of the information, books and records relating to Black Marlin within the possession of Seller (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designee) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

      (b) Buyer shall grant or cause Black Marlin to grant to Seller (or its designee) access at all reasonable times to all of the information, books and records relating to Black Marlin within the possession of Buyer or Black Marlin (including work papers and correspondence with taxing authorities), and shall afford Seller (or its designee) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designee) to prepare Tax Returns and to conduct negotiations with taxing authorities.

      10.4 TAX SHARING AGREEMENTS. Seller shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to Black Marlin and shall ensure that such agreements are of no further force or effect as to Black Marlin on and after

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the Closing Date and there shall be no further liability of Black Marlin under any such agreement.

      10.5 NON-FOREIGN PERSON AFFIDAVIT. Seller shall have delivered to Buyer an affidavit to the effect that Seller is not a "foreign person" within the meaning of Sections 1445 or 7701 of the Code executed under penalty of perjury and satisfying the requirements of the Treasury Regulations promulgated pursuant to such Code sections.

      10.6 ASSISTANCE AND COOPERATION. After the Closing Date, in the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller are or may be liable pursuant to this Agreement, Buyer shall inform Seller (within 10 days of the receipt of a notice of such Proceeding), and shall afford Seller, at Seller's expense, the opportunity to control the conduct of such Proceedings. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Proceeding to the extent such Proceeding may affect either the amount of Taxes for which Seller is liable pursuant to this Agreement. Seller shall have the right to control any such Proceedings, and, if there is substantial authority therefor, to initiate any claim for refund, file any amended return or take any other action which they deem appropriate with respect to such Taxes. Any Proceeding with respect to Taxes for a period which includes but does not end on the Closing Date shall be controlled jointly by Seller and Buyer.


                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1 EXPENSES. Seller and Buyer shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

      11.2 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party hereto. The waiver by any Party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any Party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

      11.3 PUBLIC STATEMENT. Seller and Buyer agree to consult with, and obtain the approval of (which approval will not be unreasonably withheld), each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law.

      11.4 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the Parties hereto without the prior

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
written consent of the other Parties hereto; provided that Buyer may assign its rights under this Agreement to one or more of its Affiliates, MCNIC Pipeline & Processing Company ("MCNIC"), or an Affiliate of MCNIC upon five (5) business days notice prior to Closing, provided that such assignee assumes a proportionate share of the obligations of the Buyer hereunder and is capable of making the representations and warranties set forth in Article 4; and provided, further, no such assignment or assumption of obligations shall relieve Buyer of any obligations under this Agreement.

      11.5 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered in person or by courier, (b) sent by telecopy or facsimile transmission, answer back requested, or (c) mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

      if to Seller:           Enron Pipeline Company
                              1400 Smith Street
                              Houston, Texas 77002
                              Fax: 713/853-2534
                              Attention:  Corporate Secretary

      if to Buyer:            Eleven Greenway Plaza, Suite 1606
                              Houston, Texas 77046
                              Attention:  William Fisher

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 11.5. Such notice shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, the date of delivery as shown by the return receipt therefor.

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
      11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES HERETO AGREE TO SUBMIT TO ARBITRATION IN THE CITY OF HOUSTON, TEXAS ANY DISPUTE ARISING OUT OF THIS AGREEMENT UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE PARTIES AGREE THAT ANY SUCH DISPUTE SHALL BE SUBMITTED TO THREE ARBITRATORS SELECTED FROM THE PANEL OF ARBITRATORS OF THE AMERICAN ARBITRATION ASSOCIATION. THE PARTIES FURTHER AGREE THAT THEY WILL FAITHFULLY OBSERVE THIS AGREEMENT AND THE RULES, AND THAT THEY WILL ABIDE BY AND PERFORM ANY AWARD RENDERED BY THE ARBITRATORS AND THAT A JUDGMENT OF A COURT HAVING JURISDICTION MAY BE ENTERED UPON THE AWARD.

      11.7 FURTHER ASSURANCES. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement including, without limitation, the transfer of the Assets to Buyer and obtaining all Customary Post Closing Consents, Seller and Buyer will take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request all without further consideration.

      11.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

      11.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      11.10 HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

      11.11 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, including the Exhibits hereto and the Disclosure Schedule, and any other documents executed and delivered pursuant to this Agreement and the Confidentiality Agreement constitute the entire agreements and supersede all other prior agreements and understandings, both oral and written, between the Parties, with respect to the subject matter hereof. Except as provided in
Section 5.13 and Article 8 hereof, neither this nor any document delivered in connection with this Agreement, confers upon any person not a party hereto any rights or remedies hereunder.


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      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                 SELLER:

                                 ENRON PIPELINE COMPANY



                                 By:  /s/ RODERICK J. HAYSLETT

                                 Title:  SR VP FINANCE AND ACCOUNTING



                                 BUYER:

                                 BLACK MARLIN ENERGY COMPANY



                                 By:    /s/ WILLIAM D. FISHER

                                 Title:  SR. V.P. BUSINESS DEVELOPMENT



                                 PARENT:

                                 BLUE DOLPHIN ENERGY COMPANY




                                 By: /s/ WILLIAM D. FISHER

                                 Title: SR. V.P. BUSINESS DEVELOPMENT




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